Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Marty Jimmerson

RigNet, Inc.

+1 (281) 674-0699

investor.relations@rig.net

RigNet Announces Third Quarter 2012 Earnings Results

•

Record quarterly revenue of $47.9 million, including $10.3 million from our Nessco operations, a recently acquired subsidiary. Adjusted for Nessco, our organic revenue increased 30.1% over the same quarter last year and 13.1% over the previous quarter

•	Record quarterly Adjusted EBITDA of $12.4 million, an increase of 31.2% over the same quarter last year and an increase of 22.8% over the previous quarter

•

Net income attributable to common stockholders of $3.2 million, or $0.19 per diluted share, a decrease of $0.13 per diluted share over the same quarter last year and an increase of $0.02 over the previous quarter

HOUSTON, TX – November 7, 2012 – RigNet, Inc. (NASDAQ: RNET), a leading global provider of remote communication services to the oil and gas industry, today reported quarterly results for the quarter ended September 30, 2012.

Revenue was a record $47.9 million for the third quarter, including $10.3 million from our Nessco operations, a recently acquired subsidiary. Organic revenue increased by $8.7 million or 30.1% for the three months ended September 30, 2012 as compared to the same period of 2011 primarily due to increases in sites served and increasing demand for our services. Revenue increased by $4.4 million or 13.1% for the three months ended September 30, 2012 as compared to the previous quarter due primarily to increased demand for our services.

Adjusted EBITDA was $12.4 million, or 25.9% of revenue, for the third quarter, an increase of 31.2% over the same quarter last year and an increase of 22.8% over the previous quarter. Adjusted EBITDA increased by $2.9 million over the prior year period and $2.3 million over the previous quarter, primarily due to the increased revenue described above partially offset by increased operating costs to support the increase in revenue and costs associated with head count additions and other professional fees.

Net income attributable to common stockholders was $3.2 million, or $0.19 per diluted share, for the third quarter compared to net income attributable to common stockholders of $5.5 million, or $0.32 per diluted share, in the same quarter last year and net income attributable to common stockholders of $2.9 million, or $0.17 per diluted share, in the previous quarter.

Capital expenditures were $5.2 million in the third quarter compared to $4.5 million in the same quarter last year and $4.8 million in the previous quarter.

Mark B. Slaughter, chief executive officer and president, commented, “I am extremely pleased with our record third quarter results led by our legacy offshore and onshore drilling rig communications business. The quarter also includes full results from recently-acquired Nessco and its systems integration business. The integration of Nessco into the RigNet family is proceeding well and we remain confident that the new capabilities Nessco brings will position RigNet more fully to serve the oil and gas industry’s exploration and production needs.”

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

A conference call for investors will be held at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Thursday, November 8, 2012 to discuss RigNet’s 2012 third quarter results. The call may be accessed live over the telephone by dialing (877) 845-0777, or, for international callers, +1 (760) 298-5090. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto RigNet’s website at www.rig.net in the Investors – Webcasts and Presentations section. A replay of the conference call webcast will also be available on our website for approximately thirty days following the call.

Non-GAAP Financial Measures

This press release contains the following non-GAAP measures: Gross Profit and Adjusted EBITDA. Gross Profit and Adjusted EBITDA are financial measures that are not calculated in accordance with generally accepted accounting principles, or GAAP. We refer you to the Company’s most recent 10-K filing for the year ended December 31, 2011 for a more detailed discussion of the uses and limitations of our non-GAAP financial measures.

We define Gross Profit as revenue less cost of revenue. This measure is used to evaluate operating margins and the effectiveness of cost management.

We define Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation and amortization, impairment of goodwill, (gain) loss on retirement of property and equipment, change in fair value of derivatives, stock-based compensation and IPO or merger/acquisition costs and related bonuses. Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP.

About RigNet

RigNet (NASDAQ: RNET) is a leading global provider of managed communications, networks and collaborative applications dedicated to the oil and gas industry. RigNet provides solutions ranging from fully-managed voice and data networks to more advanced applications that include video conferencing and real-time data services to remote sites in over thirty countries on six continents, effectively spanning the drilling and production industry. RigNet is based in Houston, Texas. For more information, please visit www.rig.net. RigNet is a registered trademark of RigNet, Inc.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 – that is, statements related to the future, not past, events. Forward-looking statements are based on the current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to RigNet’s SEC filings. RigNet undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2012	2011	2012	2011
		(in thousands)
Unaudited Consolidated Statements of Income Data:
Revenue	$47,939	$28,905	$112,389	$79,569

Expenses:
Cost of revenue (excluding depreciation and amortization)	24,850	12,964	54,193	35,536
Depreciation and amortization	4,837	3,717	12,571	10,829
Selling and marketing	891	584	2,278	1,637
General and administrative	10,428	6,557	26,833	19,057

Total expenses	41,006	23,822	95,875	67,059

Operating income	6,933	5,083	16,514	12,510
Other income (expense), net	(952)	93	(1,103)	(667)

Income before income taxes	5,981	5,176	15,411	11,843
Income tax benefit (expense)	(2,808)	299	(6,883)	(4,144)

Net income	$3,173	$5,475	$8,528	$7,699

Income Per Share—Basic and Diluted
Net income attributable to RigNet, Inc.common stockholders	$3,238	$5,451	$8,503	$7,546
Net income per share attributable to RigNet, Inc.common stockholders, basic	$0.21	$0.35	$0.55	$0.49
Net income per share attributable to RigNet, Inc. common stockholders, diluted	$0.19	$0.32	$0.50	$0.45
Weighted average shares outstanding, basic	15,647	15,443	15,564	15,369
Weighted average shares outstanding, diluted	17,104	16,840	16,991	16,792

Unaudited Non-GAAP Data:
Gross Profit	$23,089	$15,941	$58,196	$44,033
Gross Profit margin	48.2%	55.1%	51.8%	55.3%
Adjusted EBITDA	$12,392	$9,448	$31,765	$24,332
Adjusted EBITDA margin	25.8%	32.7%	28.3%	30.6%

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2012	2011	2012	2011
		(in thousands)
Reconciliation of Net Income to Adjusted EBITDA:
Net income	$3,173	$5,475	$8,528	$7,699
Interest expense	611	235	927	1,030
Depreciation and amortization	4,837	3,717	12,571	10,829
Gain on retirement of property and equipment	(90)	(1)	(141)	(111)
Stock-based compensation	592	321	1,874	741
Acquisition costs	461	—	1,123	—
Income tax expense (benefit)	2,808	(299)	6,883	4,144

Adjusted EBITDA (non-GAAP measure)	$12,392	$9,448	$31,765	$24,332

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	September 30,	December 31,
	2012	2011
	(in thousands)
Unaudited Consolidated Balance Sheet Data:
Cash and cash equivalents	$53,680	$53,106
Restricted cash—current portion	825	—
Restricted cash—long-term	2,134	—
Total assets	209,763	140,922
Current maturities of long-term debt	9,393	8,735
Long-term debt	54,161	14,785

	Nine Months Ended September 30,
	2012	2011
	(in thousands)
Unaudited Consolidated Statements of Cash Flows Data:
Cash and cash equivalents, January 1,	$53,106	$50,435
Net cash provided by operating activities	17,459	15,031
Net cash used in investing activities	(59,691)	(4,735)
Net cash provided by (used in) financing activities	40,384	(2,124)
Changes in foreign currency translation	2,422	(111)

Cash and cash equivalents, September 30,	$53,680	$58,496

	3rd Quarter	4th Quarter	1st Quarter	2nd Quarter	3rd Quarter
	2011	2011	2012	2012	2012 (3)
Selected Operational Data:
Offshore drilling rigs (1)	217	228	233	234	233
U.S. onshore drilling rigs	330	338	323	308	302
Other sites (2)	444	488	493	515	550

Total	991	1,054	1,049	1,057	1,085

(1)	Includes jack up, semi-submersible and drillship rigs
(2)	Includes production facilities, energy support vessels, international land rigs, completion sites, man-camps, remote offices and supply bases
(3)	Excludes Nessco, which is immaterial

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
		(in thousands)
Americas:
Revenue	$13,053	$11,124	$37,065	$30,165
Cost of revenue	5,765	5,553	17,012	15,093

Gross Profit (non-GAAP measure)	7,288	5,571	20,053	15,072

Gross Profit margin	55.8%	50.1%	54.1%	50.0%
Depreciation and amortization	1,909	1,767	5,536	4,933
Selling, general and administrative	2,012	1,825	5,738	4,810

Operating income	$3,367	$1,979	$8,779	$5,329

Adjusted EBITDA (non-GAAP measure)	$5,235	$3,720	$14,328	$10,281

Adjusted EBITDA margin	40.1%	33.4%	38.7%	34.1%

Europe/Africa:
Revenue	$21,972	$8,871	$41,292	$25,013
Cost of revenue	13,536	3,439	21,869	9,321

Gross Profit (non-GAAP measure)	8,436	5,432	19,423	15,692

Gross Profit margin	38.4%	61.2%	47.0%	62.7%
Depreciation and amortization	1,774	770	3,267	2,309
Selling, general and administrative	2,655	1,256	4,848	3,772

Operating income	$4,007	$3,406	$11,308	$9,611

Adjusted EBITDA (non-GAAP measure)	$5,013	$4,502	$14,338	$12,178

Adjusted EBITDA margin	22.8%	50.7%	34.7%	48.7%

Middle East/Asia Pacific:
Revenue	$12,914	$8,985	$34,032	$24,463
Cost of revenue	4,512	3,059	12,442	9,056

Gross Profit (non-GAAP measure)	8,402	5,926	21,590	15,407

Gross Profit margin	65.1%	66.0%	63.4%	63.0%
Depreciation and amortization	1,153	1,226	3,767	3,740
Selling, general and administrative	1,088	867	3,085	2,518

Operating income	$6,161	$3,833	$14,738	$9,149

Adjusted EBITDA (non-GAAP measure)	$7,232	$5,100	$18,408	$12,891

Adjusted EBITDA margin	56.0%	56.8%	54.1%	52.7%

NOTE: Consolidated balances include the three segments above along with corporate activities and intercompany eliminations.

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1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net